SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2008 (the “Signing Date”), is made and entered into by and among:

(A) ALGATEC SOLAR AG, a stock corporation (Aktiengesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 8146 CB (“Algatec”) and having its registered office (Sitz) in Röderland, Germany;

(B) MR. RAINER RUSCHKE, an individual (“Ruschke”), born on February 16, 1959, with address at Hauptstrasse 37, 04932 Röderland OT Prösen, Germany;

(C) MR. ULLRICH JANK, an individual (Jank”), born on May 20, 1970, with address at Neue Strasse 12, 01945 Arnsdorf, Germany;

(D) DR. STEFAN MALIK, an individual (“Malik”), born on December 20, 1960, with address at Südliche-Hauptstrasse 23, 83700 Rottach-Egern, Germany;

(E) MR. ANDRE FREUD, an individual (“Freud”), with address at Engelhardsgasse 2, 90402 Nürnberg, Germany ;

(F) MR. ROLAND RICHTER, ESQ., individual (the “Trustee”), born on November 27, 1947, with address at Schweinfurter Strasse 4, 01609 Nauwalde, Germany, an attorney and counselor at law, acting as trustee for Ruschke; and

(G) ALGATEC EQUITY PARTNERS, L.P., a United States limited Partnership formed under the laws of the State of Delaware (the “Partnership”), with an office located at 25 Highland Boulevard, Dix Hills, New York 11746.

Ruschke, Jank, Malik and Freud are hereinafter sometimes collectively referred to as the “Management Stockholders.” The Management Stockholders, the Trustee and the Partnership are hereinafter sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

TABLE OF CONTENTS

RECITALS		2
1.	Definitions	5
2.	Sale of and Transfer of Subject Shares.	10
3.	Related Agreements	12
4.	Consideration for Subject Shares; Capital Contribution and Loan	12
5.	Representations and Warranties of the Partnership	13
6.	Representations and Warranties of the Trustee, Algatec and the Management Stockholders	14
7.	Information	20
8.	Conditions to The Partnership’s Obligation to Purchase	21

RECITALS

As a material inducement for the Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, the Management Stockholders make the following factual Recitals A. through P. below, each of which recitals constitutes a representation and warranty of the Management Stockholders in accordance with this Agreement and subject to the limitations and qualifications set forth herein.

A. Algatec is a stock corporation (Aktiengesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 8146 CB and having its registered office (Sitz) in Röderland, Germany. The articles of association of Algatec, as in effect on the Signing Date, are attached as Exhibit A/1 (the “Algatec Articles of Association”) and an, as of the Effective Date, current excerpt of Algatec’s commercial register is attached to this Agreement as Exhibit A/2.

B. As of the Signing Date, Algatec has a registered share capital in the amount of €50,000, which is divided into 50,000 no par-value bearer shares (Inhaber/-Stückaktien) each representing a notional participation of EUR 1 (herein collectively the “Algatec Shares” and each an “Algatec Share”).

C. The Management Stockholders and the Trustee are the sole shareholders of Algatec and are the record and (except for the Trustee) beneficial owners of the Algatec Shares, as follows:

Shareholder	Number of Algatec Shares	% of Registered Capital
Ruschke	10,000	20%
Jank	7,500	15%
Malik	3,000	6%
Freud	1,500	3%
Trustee	28,000	56%

D. As of the Signing Date, the Trustee holds the 56% of the registered Algatec Shares which are held by him on behalf of Ruschke.

E. As of the Signing Date, the supervisory board (Aufsichtsrat) of Algatec (the “Algatec Supervisory Board”) consists of three supervisory board members, namely Mr. Frank Simon, Mr. Hartmut Suppert and the Trustee and the management board (Vorstand) of Algatec (the “Algatec Management Board”) consists of Messrs. Ruschke, Jank and Malik, provided that the appointment of the members of the Algatec Management Board has not yet been registered in Algatec’s commercial register.

F. As of the Signing Date, Trend Capital GmbH & Co Algatec Solarwerke Brandenburg KG is a limited partnership (Kommanditgesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRA 1686 CB (“Trend Capital KG”) and having its registered office (Sitz) in Elsterwerda, Germany. The partnership agreement of Trend Capital KG, as in effect on the Signing Date, is attached as Exhibit F/1 and an, as of the Signing Date, current excerpt of Trend Capital KG’s commercial register is attached to this Agreement as Exhibit F/2.

G. Trend Capital KG is, as of the Signing Date, engaged in the business of manufacturing, assembling and selling metallurgical crystalline silicon solar panels or modules and other forms of solar panels or modules on an OEM and a non-OEM basis throughout the world (the “Business”)

H. As of the Signing Date, (i) the sole limited partner (Kommanditist) of Trend Capital KG is N&S Verwaltungs- und Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Gütersloh under registration number HRB 4421 (the “Trend Capital Limited Partner”) and having its registered office (Sitz) in Gütersloh, Germany, and (ii) the sole general partners (Komplementäre) of Trend Capital KG are (x) Algatec Solarwerke Brandenburg GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 7319 CB and having its registered office (Sitz) in Elsterwerda, Germany, and (y) Trend Capital Unternehmensberatung für Finanzen und Immobilien GmbH a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under registration number HRB 8290 and having its registered office (Sitz) in Mainz, Germany (such general partners collectively referred to herein as the “Trend Capital General Partners”);

I. As of the Signing Date, Algatec and the Trend Capital Limited Partner are party to a Kaufvertrag über den Erwerb eines Kommanditanteils (Purchase Agreement for the Acquisition of a Limited Partner Interest) dated August 28, 2008 (deed-roll no. 671/2008 of notary Dr. Klaus Kaminski/Gütersloh), a copy of which (together with an approval (Genehmigung) of such agreement by the Algatec Management Board) is attached as Exhibit I (the “Trend Capital Interest Purchase Agreement”), pursuant to which the Trend Capital Limited Partner has agreed to sell and transfer to Algatec all, and not less than all, of its limited partnership interests in Trend Capital KG, namely an interest in the nominal amount of €2,513,500 (the “Trend Capital Limited Partner’s Interest”), for an aggregate purchase price in the amount of €4,881,219 (the “Trend Capital Limited Partnership Purchase Price”); which Trend Capital Limited Partnership Purchase Price is payable in two installments, namely:

(i) a first installment in the amount of €2,500,000 which is due and payable (as a result of an additional delay for payment granted by the Trend Capital Limited Partner to Algatec in deviation from the terms of the Trend Capital Interest Purchase Agreement) at the latest on October 31, 2008 (the “Trend Capital First Installment”) and

(ii) a second installment in the amount of €2,381,219 which is due and payable on February 29, 2008 (the “Trend Capital Second Installment”).

J. The Trend Capital Limited Partner’s Interest represents 100% of all limited partners interests in Trend Capital KG.

K. As of the Signing Date, Algatec has already paid to the Trend Capital Limited Partner a partial amount of the Trend Capital First Installment equal to € 1,100,000 (the “Trend Capital First Installment Down-Payment”) but still owes the remainder in the amount of € 1,400,000 (the “Trend Capital First Installment Outstanding Amount”). As a result, the in rem transfer of the Trend Capital Limited Partner’s Interest by the Trend Capital Limited Partner to Algatec, which was under the Trend Capital Interest Purchase Agreement made subject to the condition precedent of the full payment of the Trend Capital First Installment has not yet occurred. The funds for the Trend Capital First Installment Down-Payment were lent to Algatec (i) in an amount of € 1,000,000 by Mr. Frank Simon (the “Simon Loan”) and (ii) in an amount of € 100,000 by Malik (the “Malik Loan”)

L. Following receipt of the Trend Capital First Installment Outstanding Amount by the Trend Capital Limited Partner, the transfer and assignment to Algatec of all, and not less than all, of the Trend Capital Limited Partner’s Interest, will become effective and Algatec will become the sole limited partner of Trend Capital KG. In addition, subject to Algatec having become the sole limited partner of Trend Capital KG as aforesaid, the Trend Capital General Partners will (pursuant to the agreements attached as Exhibit D) withdraw from Trend Capital KG.

M. As a result of consummation of the transactions contemplated by Paragraph L above, following the transfer of the Trend Capital Limited Partner’s Interest to Algatec and the withdrawal of the Trend Capital General Partners, all assets and liabilities pertaining to Business will be legally and validly transferred to Algatec by means of accrual (Anwachsung) (the transfer and assignment of the Trend Capital Limited Partner’s Interest to Algatec, the withdrawal of the Trend Capital General Partners and the accrual of the Business to Algatec is herein collectively referred to as the “Business Transfer”);

N. As of the Signing Date, Algatec (as purchaser) and GB Grundbesitz Brandenburg GmbH (as seller) are party to a real estate purchase agreement dated October 23, 2008 (deed-roll no. 1290/2008 of notary Sabine Taugnitz/Riesa), a copy of which is attached as Exhibit N (the “Real Estate Purchase Agreement”), relating to the real estate set forth therein in Prösen, Germany, (the “Prösen Real Estate”). Pursuant to the Real Estate Purchase Agreement, GB Grundbesitz Brandenburg GmbH has agreed to sell the Prösen Real Estate to Algatec for a purchase price equal to €530,000 (the “Real Estate Purchase Price”), which is payable in twelve instalments (the first instalment being due on November 1, 2008 and any further instalment being due on the first day of the respective following month), provided that the in rem transfer of ownership of the Prösen Real Estate to Algatec shall become effective only after full payment of the Real Estate Purchase Price by Algatec.

O. As of the Signing Date, Algatec is a party to a share purchase agreement dated October 28, 2008 (deed-roll no. 1304/2008 of notary Sabine Taugnitz/Riesa), a copy of which is attached as Exhibit O, relating to the acquisition by Algatec of all of the issued and outstanding shares of SOLAR INVEST GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 6628 CB (“Solar Invest”). As of the Signing Date, the assignment of all shares in Solar Invest to Algatec has not yet become effective, since the Trustee acted under such share purchase agreement as unauthorized agent (Vertreter ohne Vertretungsmacht) of Mr. Harald Engel (holding one share in the nominal amount of €11,850 out of the registered capital of Solar Invest in the total amount of €50,000 and being one of the sellers under such share purchase agreement) and since Mr. Harald Engel has, as of the Signing Date, not yet approved of such agreement.

P. As of the Signing Date, (i) Algatec has placed a purchase order with KOMAX GROUP AG (“Komax”), dated [●], a true and complete copy of which has been furnished to the Partnership for the purchase of certain equipment (the “Komax Purchase Order”), and (ii) is party to a Frame Contract No. ALG/2009, dated September 25, 2008 with Q-CELLS INTERNATIONAL GMBH (“Q-Cells”), a true and complete copy of which has been furnished to the Partnership, for the sale of solar modules to Q-Cells (the “Q-Cells Agreement”).

Q. The business of Algatec resulting from (i) the Business Transfer and (ii) the transfer of the shares in Solar Invest is herein referred to as the “Algatec Business”.

R. Upon the terms and subject to the conditions set forth in this Agreement:

(a) the Partnership is willing to acquire for an aggregate purchase price of € 24,500 such amount and number of Algatec Shares as shall represent exactly forty-nine percent (49%) of the issued and outstanding share capital of Algatec (namely 46% from the Trustee (on behalf of Ruschke) and 3% from Malik) namely through (i) on or about October 30, 2008, an acquisition from the Trustee of such amount and number of Algatec Shares as shall represent exactly 27.5% of the of the issued and outstanding share capital of Algatec for a purchase price of €13,750 and (ii) on or about November 30, 2008, an acquisition from the Trustee and Malik of such amount and number of Algatec Shares as shall represent exactly 21.5% of the of the issued and outstanding share capital of Algatec for an aggregate purchase price of €10,750. The Trustee (on behalf of Ruschke) and Malik are willing to sell such amount and number of Algatec Shares to the Partnership, and

(b) the Partnership is willing to provide to Algatec an aggregate of at least €4,475,500 through (i) on or about October 30, 2008, a contribution by the Partnership to the capital reserves of Algatec in the amount of at least €2,475,000 (the “Capital Contribution Amount”) for no additional consideration and (ii) on or about November 30, 2008 a loan by the Partnership to Algatec (the “Loan”) in the principal amount of at least €2,000,000 (bearing interest at a rate of 6% per annum) (the “Loan Amount”); which Loan Amount shall be due on the earlier to occur of (y) consummation of the “Algatec Financing” (as hereinafter defined), or (z) December 31, 2011. The Loan shall be evidenced by the agreement between the Partnership and Algatec dated the Signing Date in the form of Exhibit R annexed hereto (the “Loan Agreement”).

S. Algatec shall use the proceeds of the Capital Contribution amount and the Loan Amount only for the following purposes:

(a) the proceeds from the Capital Contribution Amount shall be used to make the payment of the Trend Capital First Installment Outstanding Amount and repay in full the Simon Loan and the Malik Loan; and

(b) the proceeds from the Loan, together with other funds available to Algatec, in order to pay in full the balance of the Trend Capital Limited Partner’s Purchase Price by prepayment of the Trend Capital Second Installment.

T. Contemporaneous with the execution and delivery of this Agreement, Solar Thin Films, Inc., a United States Delaware corporation (“Solar Thin”) and each of the Parties hereto are executing and delivering a Stock Exchange Agreement in the form of Exhibit T annexed hereto and made a part hereof (the “Stock Exchange Agreement”), pursuant to which, among other things, the Algatec Stockholders (as hereinafter defined) have agreed (subject to the terms and conditions contained in such Stock Exchange Agreement) to exchange 100% of the issued and outstanding share capital of Algatec for 50,000 shares of Solar Thin “Series B-5 Preferred Stock” of Solar Thin (as that term is defined in the Stock Exchange Agreement) convertible into that number of shares of common stock of Solar Thin as shall represent 60% of the “Fully-Diluted Common Stock” of Solar Thin (as that term is defined in the Certificate of Designations of the Series B-5 Preferred Stock, constituting Exhibit A to the Stock Exchange Agreement);

NOW THEREFORE, based upon the foregoing Recitals, the Parties hereto do each severally (and not jointly) hereby agree as follows:

1. Definitions. In this Agreement, the following capitalized terms shall have the meanings set forth below.

Accredited Investor - shall have the meaning as defined in Section 5(d).

Affiliate - shall have the same meaning as is defined in Section 15 of the German Stock Corporation Act (AktG).

Agreement – shall have the meaning as defined on the front page.

Algatec - shall have the meaning as defined on the front page.

Algatec Account - shall have the meaning as defined in Section 4(a)(ii).

Algatec Articles of Association - shall have the meaning as defined in Recitals A.

Algatec Business– shall have the meaning as defined in Recitals Q.

Algatec Financing - shall mean any form of senior secured debt or equity financing that contains terms and conditions that are acceptable to both the Partnership (acting through the General Partner), and the Management Stockholders, pursuant to which up to €36,500,000 (USD $50,000,000) shall be made available to Algatec to (A) construct the Plant Addition, and (B) purchase the Equipment Additions.

Algatec Group - shall mean the collective reference to Algatec, Solar Invest and Trend Capital KG.

Algatec Management Board - shall have the meaning as defined in Recitals E.

Algatec Share(s) - shall have the meaning as defined in Recitals B.

Algatec Stockholders - shall mean the collective reference to the Management Stockholders, the Partnership and any other Person owning shares of capital stock of Algatec as at the First Closing Date.

Algatec Supervisory Board - shall have the meaning as defined in Recitals E.

Audited Financial Statements - shall have the meaning as defined in Section 6.III.(h).

Breach - shall have the meaning as defined in Section 10(b)(i).

Business - shall have the meaning as defined in Recitals G.

Business Day - shall mean any day other than Saturday or Sunday or any other day when the banks in Frankfurt am Main, Germany, are not open for business.

Business Transfer - shall have the meaning as defined in Recitals M.

Capital Contribution Amount - shall have the meaning as defined in Recitals R.

Damages - shall have the meaning as defined in Section 10(b)(ii)(D).

Deductible Amount - shall have the as meaning defined in Section 10(b)(ii)(B).

De Minimis Amount - shall have the meaning as defined in Section 10(b)(ii)(B).

Drag-Along Algatec Stockholder - shall have the as meaning defined in Section 9(g)(i).

Drag-Along Notice - shall have the meaning as defined in Section 9(g)(i).

Drag-Along Offer - shall have the meaning as defined in Section 9(g)(i).

Due Diligence Information - shall have the meaning as defined in Section 5(e).

Environmental Laws - shall have the meaning as defined in Section 6.III.(n).

Equipment Additions - shall mean the collective reference to the metallurgical crystalline silicon cell threading equipment manufactured by Komax, solar module laminating equipment and other fixed assets to be purchased by Algatec for installation in the Plant Addition and having an estimated cost of €34,600,000 (USD $47,400,000).

Financial Statements - shall have the as meaning defined in Section 6.III.(h).

First Closing - shall have the meaning as defined in Section 2.

First Closing Conditions - shall have the meaning as defined in Section 2(a)(ii).

First Closing Date - shall have the meaning as defined in Section 4(a).

First Closing Share Purchase Price - shall have the meaning as defined in Section 4(a)(i).

First Closing Subject Shares - shall have the meaning as defined in Section 2(a)(i).

FMV Quote - shall have the meaning as defined in Section 9(i)

Freud - shall have the meaning as defined on the front page.

General Partner - shall mean Algatec Management LLC, a Delaware limited liability company, acting in its capacity as the General Partner of the Partnership and owning five percent (5%) of the equity, profits and losses of the Partnership.

Hazardous Materials - shall have the meaning as defined in Section 6.III.(n).

Highland Group - shall mean the collective reference to The Rubin Family Stock Trust, Sage Management LLC (“Sage”), Barry Pomerantz and their respective Affiliates and business associates.

Initiating Algatec Stockholders - shall have the meaning as defined in Section 9(g)(i).

Intellectual Property - shall have the meaning as defined in Section 6.III.(k).

Jank - shall have the meaning as defined on the front page.

Komax - shall have the meaning as defined in Recitals P.

Komax Purchase Order - shall have the meaning as defined in Recitals P.

Liens - shall have the meaning as defined in Section 6.III.(a).

Limited Partners - shall mean those Persons who shall execute the Partnership Agreement in their capacities as limited partners of the Partnership, which Persons shall include the Highland Group.

Liquidity Event - shall have the meaning as defined in Section 9(d).

Loan - shall have the meaning as defined in Recitals R.(b).

Loan Agreement - shall have the meaning as defined in Recitals R.(b).

Loan Amount - shall have the meaning as defined in Recitals (R.(b)).

Major Transaction - shall have the meaning as defined in Section 9(b).

Malik - shall have the same meaning as defined on the front page.

Malik Account - shall have the meaning as defined in Section 4(b)(i).

Malik Loan - shall have the meaning as defined in Recitals (K.).

Management Stockholders Employment Agreements - shall have the meaning as defined in Section 8(b)(v).

Material Adverse Effect - shall mean any material adverse effect on the business, operations, assets, financial condition or prospects of the Algatec Group, when taken as a consolidated whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith, provided, however, that none of the following shall be deemed a Material Adverse Effect (or considered in determining whether a Material Adverse Effect has occurred): (i) events or changes in general economic conditions and in particular the development of the financial and credit markets, (ii) events or changes generally affecting companies in the industries in which the Algatec Group operates, (iii) changes in legislation and the regulatory environment, and (iv) developments, changes or disruptions attributable (wholly or in part) to the announcement of this Agreement or the transactions contemplated hereby or to any action by the Partnership or Solar Thin.

Material Contracts - shall have the meaning as defined in Section 6.III.(r).

Offered Shares - shall have the meaning as defined in Section 9(e).

Offerees - shall have the meaning as defined in Section 9(e).

Partnership - shall have the meaning as defined on the front page.

Party - shall have the meaning as defined on the front page.

Parties - shall have the meaning as defined on the front page.

Permits - shall have the meaning as defined in Section 6.III.(m).

Permitted Transfer - shall mean the Transfer by (i) the Trustee of Algatec Shares to any Management Stockholder, (ii) any Management Stockholder of Algatec Shares to his spouse, children or trust for the benefit of any of such Persons, or a legal Person which is ultimately directly or indirectly controlled by all or some of the Management Stockholders, or (iii) a Transfer by the Partnership of any of the Subject Shares to any Limited Partner(s) or the General Partner of the Partnership or their Affiliates; provided, that, and as long as (A) the General Partner or such Affiliate is ultimately directly or indirectly controlled by Robert M. Rubin or Scott Galin, and (B) until the occurrence of the transactions contemplated by the Stock Exchange Agreement or another Liquidity Event, the voting of any Subject Shares transferred to any Limited Partner or his or its Affiliate shall remain vested in Robert M. Rubin or Scott Galin and can be exercised by them in their sole discretion; and provided further, that, in each case, the applicable transferee(s) shall execute a document reasonably satisfactory to the Management Stockholders and the Partnership agreeing to be bound by all of the terms and conditions of Section 9 of this Agreement.

Person - shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity, government agency or organization.

Proposed Transferee - shall have the meaning as defined in Section 9(e).

Prösen Real Estate - shall have the meaning as defined in Recitals N.

Purchaser - shall have the meaning as defined in 9(f)(ii).

Q-Cells - shall have the meaning as defined in Recitals P.

Q-Cells Agreement - shall have the meaning as defined in Recitals P.

Real Estate Purchase Agreement - shall have the meaning as defined in Recitals N.

Real Estate Purchase Price - shall have the meaning as defined in Recitals N.

Ruschke - shall have the meaning as defined on the front page.

Second Closing - shall have the meaning as defined in Section 2.

Second Closing Conditions - shall have the meaning as defined in Section 2(b)(ii).

Second Closing Date - shall have the meaning as defined in Section 4(b).

Second Closing Subject Shares - shall have the meaning as defined in Section 2(b)(ii).

Selling Party - shall have the meaning as defined in Section 9(f)(i).

Simon Loan - shall have the meaning as defined in Recitals K.

Solar Invest - shall have the meaning as defined in Recitals O.

Solar Thin - shall have the meaning as defined in Recitals T.

Stock Exchange Agreement - shall have the meaning as defined in Recitals T.

Subject Shares - shall mean the First Closing Subject Shares and the Second Closing Subject Shares collectively, representing such amount and number of Algatec Shares sold to the Partnership under this Agreement as shall represent exactly forty-nine percent (49%) of the issued and outstanding share capital of Algatec, after giving effect to (i) such purchase by the Partnership, and (ii) the potential issuance of any additional Algatec Shares under any options, warrants or other rights to purchase Algatec Shares or any other loans (but excluding the Loan), preferred stock or other securities convertible into or exchangeable for Algatec Shares, that are or may be outstanding as at the First Closing Date or the Second Closing Date.

Subsidiary - shall mean any Person, a majority of the share capital or equity of which shall be owned by another Person.

Tag-Along Algatec Stockholder - shall have the meaning as defined in Section 9(f)(i).

Tag-Along Notice - shall have the meaning as defined in Section 9(f)(i).

Third Party - shall have the meaning as defined in Section 9(g)(i).

Trend Capital First Installment - shall have the meaning as defined in Recitals I.

Trend Capital First Installment Down-Payment - shall have the meaning as defined in Recitals K.

Trend Capital First Installment Outstanding Amount - shall have the meaning as defined in Recitals K.

Trend Capital Second Installment - shall have the meaning as defined Recitals I

Trend Capital General Partners - shall have the meaning as defined in Recitals H.

Trend Capital Interest Purchase Agreement - shall have the meaning as defined in Recitals I.

Trend Capital KG - shall have the meaning as defined in Recitals F.

Trend Capital Limited Partner - shall have the meaning as defined in Recitals H.

Trend Capital Limited Partner`s Interest - shall have the meaning as defined in Recitals I.

Trend Capital Limited Partnership Purchase Price - shall have the meaning as defined in Recitals I.

Trustee - shall have the meaning as defined on the front page.

Trustee Account - shall have the meaning as defined in Section 4(a)(i).

Unaudited Financial Statements - shall have the meaning as defined in Section 6.III.(h).

2. Sale of and Transfer of Subject Shares.

The Subject Shares shall be transferred to the Partnership in two (2) separate closings; namely, a First Closing to be held on the First Closing Date and a Second Closing to be held on the Second Closing Date (as those terms are defined in Section 4 below), as follows:

a. Sale and Assignment of First Closing Subject Shares. Subject to the terms and conditions set forth in this Agreement:

(i) The Trustee hereby sells a total of thirteen thousand seven hundred and fifty (13,750) Algatec Shares representing 27.5% of the issued and outstanding share capital of Algatec (the “First Closing Subject Shares”), with any and all rights pertaining thereto (including any and all profits of Algatec for the current fiscal year and for former fiscal years, to the extent such profits have not yet been distributed) to the Partnership.

(ii) The Trustee hereby assigns (abtreten) the First Closing Subject Shares to the Partnership, subject to the satisfaction of the following conditions precedent (aufschiebende Bedingung) (the “First Closing Conditions”) that

(A) the First Closing Share Purchase Price (as defined below) has been credited to the Richter Account (as defined below), and

(B) the Capital Contribution has been credited to the Algatec Account (as defined below).

(iii) The Partnership accepts the sale and assignment set forth under (i) and (ii).

(iv) Upon satisfaction of the First Closing Conditions, the Trustee shall confirm such satisfaction to the Partnership in writing and deliver (or cause Algatec to deliver) to the Partnership a share certificate evidencing the Partnership’s ownership of the First Closing Subject Shares.

b. Sale and Assignment of Second Closing Subject Shares. Subject to the terms and conditions set forth in this Agreement:

(i) The Trustee hereby sells nine thousand two hundred and fifty (9,250) Algatec Shares and Malik hereby sells one thousand five hundred (1,500) Algatec Shares, representing in the aggregate 21.5% of the issued and outstanding share capital of Algatec (such Subject Shares collectively the “Second Closing Subject Shares”), in each case with any and all rights pertaining thereto (including any and all profits of Algatec for the current fiscal year and for former fiscal years, to the extent such profits have not yet been distributed) to the Partnership.

(ii) Each of the Trustee and Malik hereby assign (abtreten) the respective Second Closing Subject Shares sold by them to the Partnership, in each case subject to the satisfaction of the following conditions precedent (aufschiebende Bedingung) (the “Second Closing Conditions”) that

(A) the First Closing Conditions have been satisfied,

(B) the Second Closing Share Purchase Price (as defined below) has been credited to the Richter Account (as defined below) and the Malik Account as set forth below, and

(B) the Loan Amount has been credited to the Algatec Account (as defined below).

(iii) The Partnership accepts the sale and assignment set forth under (i) and (ii).

(iv) Upon satisfaction of the Second Closing Conditions, the Trustee and Malik (each with respect to the portion of the Second Closing Subject Shares sold by him) shall confirm such satisfaction to the Partnership in writing and deliver (or cause Algatec to deliver) to the Partnership a share certificate evidencing the Partnership’s ownership of the Second Closing Subject Shares.

c. Authorization and Direction for Sale and Transfer. Algatec’s shareholders’ meeting has authorized the sale and assignment of the Subject Shares in accordance with the applicable provisions of the Algatec Articles of Association. A copy of the shareholders’ meeting’s resolution is attached as Exhibit 2c./1 Ruschke, by signing this Agreement, expressly authorizes and instructs the Trustee to sell and transfer those of the Subject Shares which are being sold under this Agreement by the Trustee to the Partnership. Moreover, the Management Stockholders have delivered to the Partnership a document executed by Frank Simon and Ruschke in the form annexed hereto as Exhibit 2c./2 and made a part hereof.

d. Waiver of Closing Conditions. The Management Stockholders shall be entitled to waive each and part of each of the First Closing Conditions and the Second Closing Conditions. The effect of a waiver shall be limited to eliminating the need that the respective condition be satisfied for the assignment of the respective Subject Shares to become effective but shall nor limit or prejudice the rights or claims that the Management Stockholders may have with respect to the circumstances relating to such non-satisfaction.

e. Non-satisfaction of Closing Conditions.

(i) In the event that the First Closing Conditions have not been satisfied by the Partnership (or waived by the Management Stockholders), within three (3) Business Days following the First Closing Date, the Management Stockholders may withdraw from this Agreement by giving written notice to the Partnership. In the event of such a withdrawal, this Agreement shall terminate and neither the Management Stockholders nor the Partnership shall have any obligation or incur any liability towards the respective other Party, except that Section 11 and 12 of this Agreement shall survive and remain in full force and effect.

(ii) In the event that the Second Closing Conditions have not been satisfied by the Partnership (or waived by the Management Stockholders) within three (3) Business Days following the Second Closing Date, the Management Stockholders may withdraw from the sale of the Second Closing Subject Shares by giving written notice to the Partnership. In the event of such a withdrawal, the provisions relating to the sale and transfer of the Second Closing Subject Shares shall terminate and neither the Management Stockholders nor the Partnership shall have any obligation or incur any liability towards the respective other Party with respect to the Loan or the Second Closing Subject Shares. The remainder of this Agreement shall survive and remain in full force and effect.

3. Related Agreements

Concurrently with the execution of this Agreement, the Loan Agreement and the Stock Exchange Agreement are being entered into by the respective parties thereto.

4. Consideration for Subject Shares; Capital Contribution and Loan

a. First Closing. Unless such time and date shall be extended by mutual agreement of the Partnership and the Management Stockholders, on or before 5:00 p.m. (CET time) on October 31, 2008 (the “First Closing Date”) the Partnership shall pay (or cause to be paid) by wire transfer of immediately available funds, free of bank and other charges, to be received (Wertstellung) at such time and date,,

(i) as consideration for the sale and assignment of the First Closing Subject Shares, an amount equal to €13,750 (the “First Closing Share Purchase Price”) to the account of the Trustee in accordance with the wire instructions set forth in Exhibit 4.(a) (the “Trustee Account”); and

(ii) the Capital Contribution Amount (i.e., €2,475,000) to the account of Algatec in accordance with the wire instructions set forth in Exhibit 4.(a) (the “Algatec Account”).

b. Second Closing. Unless such time and date shall be extended by mutual agreement of the Partnership and Algatec, on or before 5:00 p.m. (CET) on November 30, 2008 (the “Second Closing Date”), the Partnership shall pay (or cause to be paid) by wire transfer of immediately available funds, free of bank and other charges, to be received (Wertstellung) the latest at such time and date

(i) as consideration for the sale and assignment of the Second Closing Subject Shares an amount equal to €9,250 to the Trustee Account and an amount equal to €1,500 to the account of Malik set forth in Exhibit 4.(a) (the “Malik Account”) (such amounts herein collectively the “First Closing Share Purchase Price”); and

(ii) the Loan Amount (i.e., €2,000,000) to the Algatec Account.

c. Funds.  Funds to be wired by the Partnership in accordance with this Section 4 may be wired in United States Dollars on each of the First Closing Date and the Second Closing Date. Such funds may be wired from the attorneys’ client trust account of Hodgson Russ LLP, counsel to the Partnership at any time on or before the expiration of the First Closing Date and the Second Closing Date. Unless otherwise agreed by Algatec, at the First Closing, the Partnership shall cause to be wired the aggregate sum of USD $3,200,000 on the First Closing Date, and USD $2,800,000 on the Second Closing Date; provided, that in no event shall the funds received (after conversion at the applicable exchange rate) be less than the EURO amounts set forth in Section 4a and Section 4b above.

5. Representations and Warranties of the Partnership. The Partnership represents and warrants to the Management Stockholders in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the following statements are true and correct as of the Signing Date, the First Closing Date and the Second Closing Date, unless it is specifically provided for that a representation shall be made as of only one or several of these dates or a different date or different dates or an additional date or additional dates, in which case the representation shall be true and correct as of such different date or dates or such additional date or dates:

a. Authorization. The Partnership has full power and authority to enter into this Agreement, the Stock Exchange Agreement and the Loan Agreement and to perform its obligations hereunder and thereunder and each such agreement constitutes the valid and legally binding obligations of the Partnership enforceable in accordance with its terms.

b. Partnership Structure. Under its agreement of limited partnership (“Partnership Agreement”), the General Partner shall own, for an investment of USD $165,000, five percent (5%) of the capital, profits and losses of the Partnership and the Limited Partners shall own, for an investment of USD $6,000,000, ninety five percent (95%) of the capital, profits and losses of the Partnership. A list of the Affiliates of the General Partner and the names of the Limited Partners of the Partnership are set forth on Exhibit 5.(b); which Exhibit 5.(b) shall be updated at the First Closing and at the time of the Second Closing.

c. Investment Purpose. The Partnership is purchasing the Subject Shares for its own account and not with a present view towards the public sale or distribution thereof; provided, however, that by making the representations herein, the Partnership does not agree to hold any of the Subject Shares for any minimum or other specific term and reserves the right to dispose of the Subject Shares at any time to its General Partner or the Limited Partners; provided, that at all times any such transfers shall be permitted only if they are Permitted Transfers and otherwise made in compliance with the terms of this Agreement.

d. Accredited Partnership Status. The Affiliates of the General Partner and each of the Limited Partners of the Partnership is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”).

e. Information. The Partnership and its advisors, if any, have had the opportunity to ask questions to the management of the Algatec, Trend Capital KG and Solar Invest and have been furnished with all information relating to their business, finances and operations and information relating to the offer and sale of the Subject Shares which have been requested by the Partnership or its advisors (the written and oral information so provided to the Partnership herein referred to as the “Due Diligence Information”). The Partnership understands that its investment in the Subject Shares, the making of the Capital Contribution and the grant of the Loan involve a significant degree of risk. The Partnership further represents that the Partnership’s decision to enter into this Agreement has been based solely on the independent evaluation of the Partnership and its representatives.

f. Governmental Review. The Partnership understands that no German or United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Subject Shares or in respect of the Capital Contribution and the grant of the Loan.

g. Investment by Highland Group. On the First Closing Date, the Highland Group shall have invested $165,000 in the General Partner and an additional USD $2,500,000 in the Partnership as Limited Partners and upon the same terms and conditions as other Limited Partners of the Partnership. On the Signing Date, the Highland Group has, subject to the satisfaction of the other terms and conditions of this Agreement, committed to make such investment.

h. Residency. The Partnership is a resident of the State of Delaware, United States of America.

i.  Algatec Financing. The Partnership and its Affiliates shall use their collective best efforts (but without being legally obligated in any manner) to locate one or more acceptable financing sources and to assist Algatec to consummate the Algatec Financing. Except for the payment of brokerage fees and commissions to investment bankers and finders fees to Persons who are legally entitled to receive the same, neither the General Partner, the Limited Partners nor their Affiliates shall be entitled to compensation for introducing Algatec to any financing source. The Partnership understands that Algatec and the Management Stockholders will not be liable towards any investment bankers or other Persons with respect to the transactions contemplated under this Agreement, the Stock Exchange Agreement and the Loan Agreement or any search for financing source, except where they have specifically agreed to the contrary in writing.

6. Representations and Warranties of the Trustee, Algatec and the Management Stockholders

I. By the Trustee.  The Trustee represents and warrants to the Partnership only that the Trustee is the legal owner of those of the Subject Shares which are being sold by him under this Agreement to the Partnership. He is holding such shares for the sole benefit of Ruschke in accordance with a verbal trust agreement. The Trustee makes no other representations or warranties under this Agreement or otherwise.

II. By Algatec. Algatec makes no representations or warranties under this Agreement or otherwise. Algatec is party to this Agreement for information purposes only.

III. By the Management Stockholders

Subject to the limitations, qualifications and disclosures set forth in this Agreement and its Exhibits and the disclosures in the Due Diligence Information, the Management Stockholders severally (not jointly and severally) represent and warrant to the Partnership in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the following statements are true and correct on each of the Signing Date, the First Closing Date and the Second Closing Date, unless it is specifically provided for that a representation shall be made as of only one or several of these dates or a different date or different dates or an additional date or additional dates, in which case the representation shall be true and correct as of such different date or dates or such additional date or dates.

For the purposes of this Agreement, “to the knowledge of the Management Stockholders” (or similar expressions) means the actual knowledge (positive Kenntnis), after due inquiry, of the Management Stockholders. Unless contrary information is furnished by the Management Stockholders prior to the First Closing Date or the Second Closing Date, as applicable, the representations and warranties that are made subject “to the knowledge of the Management Stockholders” shall be true and correct as of the Signing Date and on each of the First Closing Date and the Second Closing Date.

a. Ownership of the Subject Shares. The Trustee is the legal owner of those of the Subject Shares which are being sold by him under this Agreement to the Partnership. He is holding such shares for the sole benefit of Ruschke in accordance with a verbal trust agreement. Malik is the sole legal and beneficial owner of those of the Subject Shares which are being sold by him under this Agreement to the Partnership. The Subject Shares are transferred to the Partnership free and clear of any of any lien, claim, mortgage, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third Party, easement, encroachment or encumbrance or any other right or adverse interest (“Liens”).

b. Organization and Qualification. Algatec is a corporation and Solar Invest is a limited liability company, validly existing under the laws of Germany, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Algatec and Solar Invest are each duly qualified as a foreign corporation/limited liability company to do business and in good standing in every jurisdiction in which their ownership or use of property or the nature of the business conducted by them makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

c. Subsidiaries. Algatec has no Subsidiaries, except, as of the Second Closing Date, for Solar Invest. Solar Invest will be, as of the Second Closing Date, a wholly-owned subsidiary of Algatec. The shares held by Algatec in Solar Invest as of the Second Closing Date will be owned free and clear of any Liens.

d. Authorization; Enforcement. The Trustee, each of the Management Stockholders and Algatec have all requisite corporate (or other) power and authority, to enter into and perform and/or deliver this Agreement and the Loan Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Loan Agreement by Algatec and the consummation of the transactions contemplated thereby have been duly authorized by the Algatec Management Board and by all of the Management Stockholders. This Agreement has been duly executed and delivered by each of the Trustee, Algatec and each of the each of the Management Stockholders. This Agreement and the Loan Agreement constitutes, a legal, valid and binding obligation of the Trustee, the Management Stockholders and Algatec where they are party to the respective agreement, enforceable against each of them in accordance with their terms.

e. Issuance of Subject Shares. The Subject Shares are duly authorized, validly issued, fully paid and non-assessable, and free from all Liens and are not subject to preemptive rights or other similar rights of shareholders of Algatec and will not impose personal liability upon the holder thereof.

f. No Conflicts. The execution, delivery and performance of this Agreement and the Loan Agreement by those of the Trustee, the Management Stockholders and Algatec who are party to the respective agreement and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the Algatec Articles of Association, or (ii), to the knowledge of the Management Stockholders, violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which Algatec, Trend Capital KG or Solar Invest is a Party or is otherwise bound or is a beneficiary, or (iii) to the knowledge of the Management Stockholders, result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which Algatec or Solar Invest or their its securities is subject) applicable to Algatec, Trend Capital KG or Solar Invest or by which any property or asset of any of Algatec, Trend Capital KG or Solar Invest is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). None of Algatec, Trend Capital KG or Solar Invest is in violation of its articles of association and, to the knowledge of the Management Stockholders, none of them is in default (and no event has occurred which with notice or lapse of time or both could put the any of them in default) under, and, to the knowledge of the Management Stockholders, none of Algatec, Trend Capital KG and Solar Invest have taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any of them is a Party or by which any property or assets of any of them is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Management Stockholders, the businesses of Algatec, Trend Capital KG and Solar Invest are not being conducted in violation of any law, ordinance or regulation of any governmental entity material to the business of such entity, except where violation thereof would not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under any applicable laws of the Federal Republic of Germany, none of the Trustee, the Management Stockholders, Algatec or Solar Invest is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market, in order for the execution, delivery or performance of any of its obligations under this Agreement and the Loan Agreement in accordance with the terms hereof or thereof, or sell the Subject Shares.

g. Accuracy of Recital Representations and Warranties. All of the statements of fact contained in the Recitals A. through P. are and will be true and accurate as of each of (i) the Signing Date, (ii) subject to consummation at the First Closing of the transactions contemplated by Section 3 and Section 4 of this Agreement, as at the First Closing Date, and (iii) subject to consummation at the Second Closing of the transactions contemplated by Section 3 and Section 4 of this Agreement, as at the Second Closing Date.

h. Financial Information. Prior to the Signing Date, the Partnership has been furnished with the balance sheets and statements of operations of Algatec, Solar Invest and Trend Capital KG as at December 31, 2006 and December 31, 2007, and for the respective fiscal years then ended (the “Audited Financial Statements”) and balance sheets and statements of operations of Algatec, Solar Invest and Trend Capital KG as at September 30, 2008, and for the nine month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements,” the “Financial Statements”) which are attached hereto as Exhibit 6.III.(h). The Audited Financial Statements and, to the knowledge of the Management Stockholders, the Unaudited Financial Statements fairly represent in all material respects in accordance with German GAAP the financial position of the respective entity as at such dates and the results of its operations for the periods then ended. The Audited Financial Statements and, to the knowledge of the Management Stockholders, the Unaudited Financial Statements were prepared in all material respects, in accordance with German GAAP applied on a consistent basis with prior periods, except that the Unaudited Financial Statements may not include all notes normally included under such generally accepted accounting principles. To the knowledge of the Management Stockholders, the books of account and other financial records of Algatec, Solar Invest and Trend Capital KG are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

i. Absence of Certain Changes. Since September 30, 2008 and unless otherwise disclosed by the Management Stockholders to the Partnership between the First Closing Date and the Second Closing Date, there has been no change, event or development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Algatec Group, when taken as a consolidated whole which could reasonably be excepted to have a Material Adverse Effect.

j. Absence of Litigation. Except as set forth in Exhibit 6.III.(j) unless otherwise disclosed by the Management Stockholders prior to the Second Closing Date, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Management Stockholders, threatened against or affecting any of Algatec, Solar Invest or Trend Capital KG, or affecting their respective officers or directors in their capacity as such, that is reasonably to be expected to result in a Material Adverse Effect. None of the Management Stockholders has knowledge of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing.

k. Patents, Copyrights, Trademarks. The Algatec Group, when taken as a consolidated whole, owns or possesses the requisite licenses or rights to use all material patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated in all material respects; there is, as of the Signing Date, no claim or action by any Person pertaining to, or proceeding pending, or to the knowledge of any of the Management Stockholders threatened, which challenges the right of the Algatec Group with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, to the knowledge of the Management Stockholders, as presently contemplated to be operated in the future); to the knowledge of the Management Stockholders, neither the current and intended products, services and processes of the Algatec Group infringe on any Intellectual Property or other rights held by any Person; and none of the Management Stockholders have knowledge of any facts or circumstances which might give rise to any of the foregoing. Ruschke and all other members of the Management Stockholders have, or as at the First Closing Date will have, assigned and transferred to Algatec all, and not less than all, rights to any Intellectual Property that is currently owned or registered in their name or in the names of any of their Affiliates, other than members of the Algatec Group.

l. Tax Status. Each of Algatec, Solar Invest and Trend Capital KG have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject when due and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, when due, except those being contested in good faith and has set aside on its Financial Statements provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. None of Algatec, Solar Invest and Trend Capital KG have executed a waiver with respect to the statute of limitations relating to the assessment or collection of any tax. None of the Algatec, Solar Invest and Trend Capital KG’s tax returns is presently being audited by any taxing authority.

m. Permits; Compliance. Each of Algatec, Solar Invest and Trend Capital KG are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), except where the absence of a Permit would not reasonably be expected to result in a Material Adverse Effect . Since September 30, 2008, unless otherwise disclosed by the Management Stockholders between the First Closing Date and the Second Closing Date, there is no action pending or, to the knowledge of the Management Stockholders, threatened regarding suspension or cancellation of any of the Permits, except where such suspension or cancellation would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Management Stockholders, none of Algatec, Solar Invest and Trend Capital KG is in material conflict with, or in material default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2008m unless otherwise disclosed by the Management Stockholders between the First Closing Date and the Second Closing, none of Algatec, Solar Invest and Trend Capital KG have received any notification with respect to possible violations of applicable laws.

n. Environmental Matters. To the knowledge of the Management Stockholders, there are, with respect to Algatec, Solar Invest and Trend Capital KG, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any environmental laws of Germany or of other countries in which Algatec, Solar Invest and Trend Capital KG conduct business, and none of them has received any notice with respect to any of the foregoing, nor is there any action pending or, to the knowledge of the Management Stockholders, threatened in connection with any of the foregoing. The term “Environmental Laws” means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable law, to the knowledge of the Management Stockholders, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Algatec, Solar Invest and Trend Capital KG, and no Hazardous Materials were released on or about any real property previously owned, leased or used Algatec, Solar Invest and Trend Capital KG during the period the property was owned, leased or used by such entity, except in the normal course of their businesses. There are no underground storage tanks on or under any real property owned, leased or used by Algatec, Solar Invest and Trend Capital KG that are not in compliance with applicable law.

o. Title to Property. The Algatec Group, when taken as a consolidated whole, has good and marketable title to all real property or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of its business as presently conducted, and has good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect. Any real property and facilities held under lease by Algatec, Solar Invest or Trend Capital KG are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

p. Insurance. Algatec, Solar Invest or Trend Capital KG are insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as the Management Stockholders believe to be prudent and customary in the Algatec Business. None of the Management Stockholders have any reason to believe that the Algatec, Solar Invest and (prior to the Business Transfer) Trend Capital KG will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

q. Solvency. Algatec (after giving effect to the transactions contemplated by this Agreement) and Trend Capital KG are solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured). Each of Algatec and Trend Capital KG (after giving effect to the transactions contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

r. Material Contracts. Algatec has furnished to the Partnership or its representatives true and complete copies of all of the material contracts, agreements and purchase orders to which Algatec, Solar Invest or Trend Capital KG is a party as of the Signing Date, all of which are listed on Schedule 6.III.(r) hereto (collectively, the “Material Contracts”). Unless otherwise disclosed by the Management Stockholders between the First Closing Date and the Second Closing Date, all such Material Contracts, including without limitation, the Q-Cells Agreement and the Komax Purchase Order are in full force and effect and no event has occurred, which with the passage of time, the giving of notice or both, would constitute a default or event of default by Algatec, Solar Invest or Trend Capital KG thereunder, or to the knowledge of the Management Stockholders, the other parties thereto.

s. Acknowledgment Regarding Partnership’ Purchase of Securities. The Management Stockholders acknowledge and agree that the Partnership is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Management Stockholders further acknowledge that the Partnership is not acting as a financial advisor or fiduciary of any of Algatec, Solar Invest or Trend Capital KG (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by the Partnership or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Partnership’s purchase of theSubject Shares. The Management Stockholders further represent to the Partnership that their decision to enter into this Agreement has been based solely on their independent evaluation and that of their representatives.

t. Budgets and Forecasts. Although the Management Stockholders (while not making any representation or warranty in this respect) believe that the budgets and forecasts submitted to the Partnership with respect to potential revenues and earnings for fiscal 2008, 2009 and 2010 are reasonable and achievable (subject to consummation of the Algatec Financing by the end of 2008), the Partnership recognizes that budgets and forecasts are subject to changes or adverse events affecting the Algatec Business, some of which may be beyond the control of Algatec and the Management Stockholders. Accordingly, subject only to the representations warranties, covenants and indemnities of Algatec and the Management Stockholders expressly contained in this Agreement, the Partnership confirms that in deciding on the acquisition of the Subject Shares, the making of the Capital Contribution and the grant of the Loan it has not relied on nor will it make any claim against the Management Stockholders the Trustee, Algatec, Solar Invest or Trend Capital KG or any other person in respect of (i) any budget, forecast, estimate or other projection of any nature (in particular of projections of future revenues, future results of operations, future cash flows, future financial condition or the future business operations (or any underlying components thereof), or (ii) any other information with respect to the Algatec Business (in particular the Due Diligence Information) made available to the Partnership or its advisers prior to the Signing Date.

7. Information.

As soon as reasonably practical following the First Closing Date, the Management Stockholders shall, to the extent legally permissible (including through their representation on the Algatec Supervisory Board), apply their best efforts to procure that the Algatec Supervisory Board adopts rules of procedure for the Algatec Management Board (such rules of procedure to remain in effect as long as the participation of the Partnership in the registered share capital of Algatec does not fall short of 25.1%) pursuant to which inter alia, the following information shall be made available to the Algatec Supervisory Board:

a. Financial Information. The Algatec Management Board shall provide to the Algatec Supervisory Board (and to thereby to the Partnership’s representatives on the Algatec Supervisory Board):

(i) within one hundred twenty (120) days after the end of each of the fiscal years a consolidated audited balance sheet for such fiscal year and the immediately preceding fiscal year, a consolidated income statement for such fiscal year and the immediately preceding two fiscal years, a consolidated cash flow statement for such fiscal year and the immediately preceding two fiscals year and a consolidated shareholders’ equity statement for such fiscal year and the immediately preceding two fiscals year, and

(ii) within sixty (60) days after the end of each of the fiscal quarters (other than a fiscal quarter which is also the end of the Company’s fiscal year) a consolidated unaudited balance sheet for such fiscal quarter, a consolidated income statement for such fiscal quarter and a consolidated cash flow statement for such fiscal quarter, in each case all in accordance with German GAAP, and each certified by the Chief Executive Officer and Chief Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations, subject to, in the case of unaudited financial statements, changes resulting from normal audit adjustments.

All of the foregoing financial statements shall be in English.

b. Notice of Default or Event of Default. The Algatec Management Board shall provide the Algatec Supervisory Board promptly, and in any event within ten (10) Business Days after it becomes aware of the existence of any breach, default or event of default under any Material Contract, or that any Person has given notice or taken any action with respect to a claimed default under any Material Contract, inform the Algatec Supervisory Board thereof, specifying the nature and period of existence thereof and what action the Algatec Management Board is taking or proposes to take with respect thereto.

c. Notices from Governmental Authorities. The Algatec Management Board shall provide the Algatec Supervisory Board promptly, and in any event within three (3) Business Days of receipt thereof, copies of any notice from any governmental authority alleging a violation of any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

d. Annual Budgets. The Algatec Management Board shall provide the Algatec Supervisory Board prior to the end of each fiscal year a budget for the immediately following fiscal year, including financial projections and anticipated capital expenditures. Such capital expenditure budget shall be subject to approval by the Algatec Supervisory Board (and thereby including the Partnership’s representatives on the Algatec Supervisory Board).

e. Requested Information. The Algatec Management Board shall provide the Algatec Supervisory Board with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of Algatec as from time to time may be reasonably requested by the Algatec Supervisory Board.

8. Conditions to The Partnership’s Obligation to Purchase.

a. Conditions to the First Closing and Second Closing. The obligation of the Partnership hereunder to (i) purchase the First Closing Subject Shares, to pay the First Closing Share Purchase Price and to make the Capital Contribution on the First Closing Date and (ii) to purchase the Second Closing Subject Shares, to pay the Second Closing Share Purchase Price and to make the Loan on the Second Closing Date is subject to the satisfaction, at or before the First Closing Date or the Second Closing (as set forth below) of each of the following conditions, provided that these conditions are for the Partnership’s sole benefit and may be waived by the Partnership at any time in its sole discretion:

(i) The representations and warranties of each of the Trustee and the Management Stockholders (including those set forth in the Recitals) shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date as of which they speak.

(ii) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

b. Additional Conditions to the Second Closing. In addition to the conditions set forth under para. a. above, the obligation of the Partnership hereunder to purchase the Second Closing Subject Shares, to pay the Second Closing Share Purchase Price and to make the Loan on the Second Closing Date is subject to the satisfaction of each of the following additional conditions, provided that these conditions are for the Partnership’s sole benefit and may be waived by the Partnership at any time in its sole discretion:

(i) On or before the Second Closing Date, no event shall have occurred which could reasonably be expected to have a Material Adverse Effect.

(ii) On or at the latest within three (3) Business Days following the First Closing Date, Algatec shall have used the proceeds of the Capital Contribution to acquire all of the Trend Capital Limited Partner’s Interest, the transactions contemplated by each of Paragraphs K, L and M of the Recitals shall have been consummated, and the Business Transfer shall have occurred.

(iii) On or at the latest within three (3) Business Days following the First Closing Date, Algatec shall have legally and validly acquired all of the outstanding equity of Solar Invest.

(iv) On or at the latest within five (5) Business Days following following the First Closing Date, Algatec shall have paid the first installment of the Real Estate Purchase Price.

(v) On or before the Second Closing Date, Algatec and each of Messrs. Ruschke, Jank, Malik and Freud shall have entered into five year employment agreements with Algatec in form and content reasonably acceptable to the Partnership (the “Management Stockholder Employment Agreements”). Such Management Stockholder Employment Agreements shall provide, among other things, that Mr. Ruschke will receive an annual salary of €180,000 and each of Messrs. Malik, Jank and Freud will receive annual salaries of €100,000, subject to 5% annual cost-of-living increases. In addition, such Management Stockholders shall be entitled to receive annual bonuses which in the aggregate shall equal 10% of the annual net income before interest and taxes of Algatec (“EBIT”) for each of the five years of their employment agreement, subject to an annual “cap” on such bonuses that will not exceed 100% of their annual salaries if annual EBIT is €10.0 million or less, and 200% of their annual salaries if such annual EBIT is more than €10.0 million. Each of the Management Stockholders shall also agree, for a period equal to the greater of five years or the term of their individual employment with Algatec, not to compete with the “business” of the Company (defined as (i) the manufacture and sale of photovoltaic module equipment of all types, (ii) the installation of turn-key module manufacturing facilities of all types, (iii) the manufacture and sale of photovoltaic cells or modules of all types, and (iv) the installation and operation of power projects, including the supplying of solar power electricity to private industry, consumers or local or foreign governments and municipalities). Such Management Stockholder Employment Agreements shall also provide for other customary terms and conditions reasonably acceptable to the Partnership, including reimbursement of expenses, use of an automobile and social security contributions being borne by the employer.

(vi) On or at the latest within three (3) Business Days following the First Closing, the Algatec Stockholders shall have resolve an amendment to the Algatec Articles of Association to the effect that the Algatec Supervisory Board is increased to be composed of six members and shall have applied for registration of such amendment in Algatec’s commercial register and, subject to such amendment being registered in Algatec’s commercial register, Mr. Frank Simon, Mr. Hartmut Suppert and the Trustee shall have resigned or been removed from the Algatec Supervisory Board (unless one or several of them is designated as a representative of the Partnership or the Management Stockholders in accordance with this clause), and two (2) representatives of the Partnership (as designated by the General Partner) and four (4) representatives designated by the Management Stockholders shall be appointed to serve as the members of the Algatec Supervisory Board (which board shall be increased to six members by amendment to the Algatec Articles of Association).

(vii) On or immediately following the Second Closing Date, Algatec shall use the proceeds of the Loan, together with its available working capital to pay the Trend Capital Second Installment and the entire Trend Capital Limited Partnership Purchase Price.

9. Post-Closing Covenants and Agreements. Each of the Partnership and the Management Stockholders do hereby covenant and agree that subject to the consummation of the transactions to be performed on the First Closing Date, until consummation of the transactions contemplated by the Stock Exchange Agreement, or consummation of another Liquidity Event (whichever shall occur first):

(a) Algatec Boards . As long as the participation of the Partnership or its transferees pursuant to a Permitted Transfer in the registered share capital of Algatec does not fall below 25.1%, the Partnership and the Management Stockholders (i) shall vote all their shares of Algatec capital stock at all regular and special (general or extraordinary) meetings of the shareholders of Algatec that are called in whole or in part to elect members of the Algatec Supervisory Board to elect two (2) representatives of the Partnership to serve on the Algatec Supervisory Board and four (4) representatives of the Management Stockholders to serve on the Algatec Supervisory Board; and (ii), to the extent legally permissible, shall instruct their representatives on the Algatec Supervisory Board (ii) to elect four (4) representatives of the Management Stockholders (or the Management Stockholders) to serve on the Algatec Management Board.

(b) Major Transactions. The business and operations of Algatec shall be managed by the Algatec Management Board. However, the Parties hereto do hereby agree that they shall, to the extent legally permissible (including through their representation on the Algatec Supervisory Board), cause the Algatec Supervisory Board to adopt rules of procedure for the Algatec Management Board (Geschäftsordnung für den Vorstand) (such rules of procedure to remain in effect as long as the participation of the Partnership or its transferees pursuant to a Permitted Transfer in the registered share capital of Algatec does not fall below 25.1%) pursuant to which the approval or consent of both the Algatec Supervisory Board and the Partnership’s representatives on the Algatec Supervisory Board shall be required for Algatec to engage in, or otherwise enter into any legal commitment for, inter alia any the following transactions (each, a “Major Transaction”):

(i) entering into any agreement or other commitment to consummate a Liquidity Event;

(ii) amending the terms of this Agreement, the Stock Exchange Agreement, the Loan Agreement or the Management Stockholders Employment Agreements;

(iii) entering into any agreement to sell, encumber or subject to Lien of any material assets and properties of the Algatec Group;

(iv) entering into any agreement to sell or issue any additional Algatec Shares of capital stock or other securities convertible into or exchangeable for Algatec Shares of capital stock;

(v) entering into any agreement to merge Algatec with or into or consolidate with any other corporation or other Person, that would not otherwise constitute a Liquidity Event;

(vi) any change the fundamental nature of the Algatec Business;

(vii) the creation, incurrence, assumption, guarantee or otherwise becoming liable or obligated with respect to any indebtedness in excess of Euro Five Million (€5,000,000), or the making of any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(viii) the final terms and conditions of the Algatec Financing;

(ix) entering into any agreement commercial or financial with any Affiliate of a Management Stockholder or the Partnership;

(x) adoption of the annual budget and any material change in the annual budgets or approval of any capital expenditure not included in the annual budget of over Euro Two Million (€2,000,000);

(xi) the acquisition by any member of the Algatec Group of the business, or a majority of the securities or assets of any other Person;

(xii) in addition to the Algatec Financing, borrowing any other amounts exceeding Euro Two Million (€2,000,000);

(xvi) initiating or settlement out of court of any litigation involving an amount in excess of Euro Two Million (€2,000,000); or

(xiii) any decision with respect to the winding up of the Algatec or any Subsidiary of Algatec;

(d) Liquidity Event. In the event that for any reason by March 31, 2009, or such other date as may be mutually agreed upon by the Management Stockholders and the Partnership the transactions contemplated by the Stock Exchange Agreement shall not have been consummated, then and in such event, by not later than March 31, 2012 (provided that by that time the participation of the Partnership or its transferees in a Permitted Transfer in the registered share capital of Algatec does not fall below 25.1%), Algatec and the Algatec Stockholders shall undertake to consummate a Liquidity Event. As used in this Agreement, a “Liquidity Event” shall be defined to mean either:

(i) a sale for cash or securities of Algatec on such terms and conditions as shall be approved by the Partnership and by 50.1% of the shares of capital stock then held by the Management Stockholders, or

(ii) an initial public offering of Algatec on such terms and conditions as shall be approved by the Partnership and by 50.1% of the shares of capital stock held the by the Management Stockholders, or

(iii) a merger of Algatec with and into any Person who is not an Affiliate of either the Partnership or the Management Stockholders, all upon on such terms and conditions as shall be approved by the Partnership and by 50.1% of the shares of capital stock the held by the Management Stockholders.

The Algatec Stockholders hereby agree to use their collective best efforts to consummate a Liquidity Event by March 31, 2012 (provided that by that time the participation of the Partnership or its transferees in a Permitted Transfer in the registered share capital of Algatec does not fall below 25.1%).

(e) Lock-up and Voting. Prior to (and including) March 31, 2009, except for Permitted Transfers, no Algatec Stockholder shall sell, transfer, assign, pledge, encumber or otherwise hypothecate any of his or its Algatec Shares, including the Subject Shares, without the unanimous approval of all Algatec Stockholders. For any sales, transfers, assignments, pledges encumbrances or other disposals at any time on or after April 1, 2009, the provisions of Section 9(f) and 9(g) shall apply and, in addition, for any such transactions on or after December 31, 2012, Section 9(h) shall apply, and the other Algatec Stockholders shall (including under the Algatec Articles of Association) approve of any such transactions which are performed in compliance with such provisions. In addition, at any time, to the extent legally required, all Algatec Stockholders shall vote their Algatec Shares in such manner as required for the implementation of any share transfers or share issuances required or agreed upon by any of the Parties hereto under the Stock Exchange Agreement and the Loan Agreement.

(f) Right of First Refusal. If at any time on or after April 1, 2009, an Algatec Stockholder desires to sell for cash or cash equivalents all or any portion of his or its Algatec Shares pursuant to a bona fide offer from a third party who is not an Affiliate (for the purposes of this Section 9(f), the “Proposed Transferee”), such selling Algatec Stockholder shall submit a written offer (the “Offer”) to sell such Algatec Shares (the “Offered Shares”) to all other Algatec Stockholders (collectively, the “Offerees”) on terms and conditions, including price, no less favorable to the Offerees than those on which the selling Algatec Stockholder proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Algatec Shares owned by the selling Algatec Stockholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. Notwithstanding the foregoing:

(i) if the selling Algatec Stockholder shall be a Management Stockholder, the right of first refusal contained in this Section 9(f) and the Offered Shares shall first be offered to the other Management Stockholders, on a pro rata basis, as Offerees, and then to the Partnership or its partners to the extent that all of the Offered Shares are not purchased by the other Management Stockholders; and

(ii) if the selling Algatec Stockholder shall be the Partnership or the General Partner or one or more Limited Partners, the right of first refusal contained in this Section 9(f) and the Offered Shares shall first be offered to the Partnership or other partners (General Partner and Limited Partners) of the Partnership, on a pro rata basis, as Offerees, and then to the Management Stockholders on a pro-rata basis, to the extent that all of the Offered Shares are not purchased by the Partnership or the other partners of the Partnership.

Notwithstanding the foregoing, the rights of refusal provided in this Section 9(f) shall not apply with respect to:

(i) the transactions contemplated by the Stock Exchange Agreement;

(ii) the occurrence of any Liquidity Event, or

(iii) any redemption of Algatec Shares or sales of Algatec Shares by an Algatec Stockholder to Algatec in a transaction approved by the Algatec Management Board and the Algatec Supervisory Board (including the Partnership’s representatives on the Algatec Supervisory Board); or

(iv) any Permitted Transfer; or

(v) any sales or issuances of Algatec Shares or other Algatec equity securities by Algatec.

(g) Tag-Along Rights. The provisions of this Section 9(g) shall be applicable only until such time as the transactions contemplated by the Stock Exchange Agreement or a Liquidity Event shall have been consummated.

(i) If at any time on or after April 1, 2009, any of the Algatec Stockholders, whether alone or together by agreement, contract or understanding (for the purposes of this Section 9(g) (each a “Selling Party”) wishes to sell any Algatec Shares owned by it in a single transaction or series of related transactions to any third party (other than to a permitted transferee of such Selling Party in connection with a Permitted Transfer or a transfer to any other Algatec Stockholder) (for the purposes of this Section 9(g), the “Purchaser”), and the Selling Party has complied with all of the other requirements of this Agreement, the Selling Party shall cause a written notice of the offer by the Purchaser to purchase such shares (a “Tag-Along Notice”) to be delivered to each of the other Algatec Stockholders (each a “Tag-Along Algatec Stockholder”), setting forth the price per share to be paid by the Purchaser, the identity of the Purchaser and the other principal terms and conditions of the Purchaser’s offer to purchase such shares. Each Algatec Stockholder shall have the right to offer for sale to the Purchaser, as a condition of such sale by the Selling Party, the same proportion of the shares then held by such Algatec Stockholder as the proposed sale represents with respect to the total number of shares that the Selling Party owns or has the right to acquire pursuant to outstanding options, warrants or convertible securities, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Party. Each Algatec Stockholder shall notify the Selling Party of his or its intention to sell his or its shares pursuant to this Section 9(g) as soon as practicable after receipt of the Tag-Along Notice, but in no event later than thirty (30) days after receipt thereof.

(ii) In the event that any Algatec Stockholder elects to sell its pro rata portion to the Purchaser, the Tag-Along Algatec Stockholders shall not be obligated to execute and deliver any document which (A) requires such Tag-Along Algatec Stockholder to make representations or warrants regarding any aspect whatsoever of the business or prospects of Algatec and/or its Subsidiaries, (B) would subject such Tag-Along Algatec Stockholder to restrictive covenants, or (C) requires such Tag-Along Algatec Stockholder to be obligated for any indemnification or other obligations other than (so long as the Selling Party(s) do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the Purchaser (but only up to the amount of net proceeds actually received by such Tag-Along Algatec Stockholder in the sale), in any indemnification that the Selling Party(s) have agreed to, and (2) any such obligations that relate specifically to a particular Algatec Stockholder such as indemnification with respect to representations and warranties given by a Algatec Stockholder regarding such Algatec Stockholder’s title to and ownership of shares.

(iii) The Selling Party and each other Algatec Stockholder intending to sell shares hereunder shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price per share and upon other terms and conditions, if any, not more favorable to the Purchaser than those set forth in the Tag-Along Notice; provided, however, that any purchase of less than all of such shares by the Purchaser shall be made from the Selling Party and each other Algatec Stockholder intending to sell shares hereunder pro rata based upon the number of shares then held by the Selling Party and each such other Algatec Stockholder electing to sell to the Purchaser (calculated on a fully diluted basis).

(h) Drag-Along Rights. The provisions of this Section 9(h) shall be applicable only until such time as the transactions contemplated by the Stock Exchange Agreement or a Liquidity Event shall have been consummated.

(i) If at any time on or after December 31, 2012, one or more Algatec Stockholders (for the purposes of this Section 9(h), the “Initiating Algatec Stockholders”) owning at least forty-five percent (45%) of the issued and outstanding share capital of Algatec shall receive a bona fide cash offer (a “Drag-Along Offer”) by a third party who is not an Affiliate of Algatec or of any of the Algatec Stockholders (for the purposes of this Section 9(h), a “Third Party”) to acquire all of the then outstanding shares or all or substantially all of the assets or businesses of Algatec (no matter how the transaction may be structured), then and in such event the Initiating Algatec Stockholder(s) may (subject to such Initiating Algatec Stockholder(s) having first complied with Section 9(f)) require each other Algatec Stockholder (each a “Drag-Along Algatec Stockholder”) to sell to such Third Party all of the shares then held by such Algatec Stockholder on terms not less favorable to such Algatec Stockholders than those applying to the Initiating Algatec Stockholder(s) or to vote their shares in favor of such transaction if other than a sale of shares as provided below; provided, however, that: the Drag-Along Algatec Stockholders shall not be obligated to execute and deliver any document which (A) requires such Drag-Along Algatec Stockholders to make representations or warrants regarding any aspect whatsoever of the business or prospects of Alhatec and/or its Subsidiaries, provided that such Drag-Along Algatec Stockholders (so long as the Initiating Algatec Stockholders do at least the same), shall make representations and warranties to the effect that (x) such Drag-Along Algatec Stockholder is the legal and beneficial owner(s) of the securities being sold in the sale, free and clear of all liens, claims, security interests, restrictions, agreements of sale or other encumbrances (other than any imposed by this Agreement, as amended and restated,) and (y) such Drag-Along Algatec Stockholder has the capacity or power and authority to effect such sale), (B) would subject such to restrictive covenants, or (C) requires such Drag-Along Algatec Stockholder to be obligated for any indemnification or other obligations other than (so long as the Initiating Algatec Stockholders do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the purchaser in such sale (but only up to the amount of net proceeds actually received by such Drag-Along Algatec Stockholder in the sale), in any indemnification that the Initiating Algatec Stockholders have agreed to, and (2) any such obligations that relate specifically to a particular Algatec Stockholder such as indemnification with respect to representations and warranties given by a Algatec Stockholder regarding such Algatec Stockholder’s title to and ownership. Notwithstanding the foregoing, in the event that the Initiating Algatec Stockholders elect to exercise their rights under this Section 9(h), such Drag-Along Algatec Stockholder shall only be obligated under this Section 9(h), if the Drag Along Algatec Stockholder shall receive cash in such sale. If the Initiating Algatec Stockholders elects to exercise their right to compel a sale pursuant to this Section 9(h), the Initiating Algatec Stockholders will cause a written notice of the Drag-Along Offer (the “Drag-Along Notice”) to be delivered to each of the other Algatec Stockholders, setting forth the aggregate consideration, the identity of the Third Party and the other principal terms and conditions thereof.

(ii) The Initiating Algatec Stockholders will have one hundred twenty (120) days from the date the Drag-Along Notice is given to the other Algatec Stockholders to consummate the sale to the Third Party, at the price and on the terms substantially similar to those set forth in such Drag-Along Notice, of all of the Shares subject to the Drag-Along Offer pursuant to Section 9(h). If the sale to the Third Party is not completed during such one hundred twenty (120) day period, then the other Algatec Stockholders will be released from their obligations with respect to such Drag-Along Notice (but not future Drag-Along transactions).

(iii) Subject to Section 9(h), each Algatec Stockholder agrees to cast all votes to which such Algatec Stockholder is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Shares are voted by the Initiating Algatec Stockholders to approve any transaction or series of transactions in connection with which the Initiating Algatec Stockholders exercise their rights in this Section 9(h) (including, without limitation, any recapitalization, merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company).

(i) Control of General Partner and Permitted Transfer Undertaking. Until consummation of the transactions contemplated by the Stock Exchange Agreement or the occurrence of a Liquidity Event, whichever shall occur first: (A), without the prior written consent of Management Stockholders owning at least 51% of the Algatec Shares held by all Management Stockholders, the ownership and control of the General Partner of the Partnership shall at all times remain directly or indirectly vested in Robert M. Rubin or Scott Galin or their Affiliates, and (B) the Partnership hereby undertakes to procure that any transferee to which Algatec Shares have been transferred pursuant to a Permitted Transfer agrees, as an undertaking for the benefit of the Management Stockholders, to vote all such shares in a manner as determined by either Messrs. Rubin or Galin, in the exercise of their sole discretion.

10. Indemnification.

a. Survival. All representations, warranties and covenants in this Agreement will survive the First Closing Date and the Second Closing Date. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties and covenants.

b. Indemnification by Management Stockholders.

(i) Representations and Warranties.  In the event of a breach of any representation or warranty made by the Management Stockholders in this Agreement (a “Breach”), the Management Stockholders shall severally (and not jointly and severally) put the Partnership or, at the Management Stockholders election, the respective member of Algatec Group into the same position it would be in if the breach had not occurred (Naturalrestitution) and if and to the extent remediation in kind is not possible or has not been effected by the Management Stockholders within a period of one month after a written request for such remediation has been made by the Partnership, the Partnership shall be entitled to request from the Management Stockholders compensation in cash (Schadensersatz in Geld) for any Damages (as defined below) incurred by the Partnership or the Algatec Group (such compensation to be payable at the Management Stockholders’ discretion to the Algatec Group, except where the damage is solely incurred on the level of the Partnership); provided, however, that,

(A) the present value of any benefits received by the Partnership or the Algatec Group in connection with or as result of the breach (including, without limitation, avoided losses, tax benefits and savings, and increases in the value of any asset owned by the Algatec Group (Abzug neu für Alt)) shall be deducted for the purpose of computing the Losses (Vorteilsausgleich) in accordance with Section 252 of the German Civil Code (BGB),

(B) the Management Shareholders shall not be liable for Breaches, and the Partnership shall not be entitled to bring, any claim under or in connection with this Agreement if and to the extent that: (i) the Partnership, or its representatives on the Algatec Supervisory Board have caused or participated in causing (verursacht oder mitverursacht) or aggravated such Breach or any Damages resulting therefrom or failed to mitigate Damages pursuant to Section 254 of the German Civil Code (BGB), (ii) the matter underlying the Breach has been taken into account in the Financial Statements, as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung), including general adjustments (e.g., Pauschalwertberichtigungen) or provisions made for the relevant risk category, (iii) the Damages are recovered from a third party including under an insurance policy, (iv) the facts and circumstances underlying the Breach were known by the Partnership or their representatives and professional advisors on the Signing Date or on any applicable Closing Date, provided that the Partnership shall be deemed to have knowledge of all matters which were fairly disclosed in the Due Diligence Information, (v) the Damages result from or are increased by the passing of, or any change in, after the Signing Date or any applicable Closing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually in effect at the Signing Date.

(ii) Limitations on Indemnification.

(A) Except for any one or more Breach constituting fraud, the indemnification obligations of the Management Stockholders for any Breach of a representation or warranty made by any of them in this Agreement shall expire upon consummation of the transactions contemplated by the Stock Exchange Agreement, and in the event that the transactions contemplated by the Stock Exchange Agreement shall not occur, any claims of the Partnership for Breaches of the Management Stockholder’s representations and warranties made under this Agreement shall become time-barred (verjähren) with the expiration of twelve (12) months following the First Closing Date.

(B) Except for any one or more Breach constituting fraud, the Management Stockholders shall only be liable for Damages resulting from an individual Breach of a representation and warranty if and to the extent that such Damages exceed an amount of €15,000 (the “De Minimis Amount”) and the aggregate amount of all Damages resulting from individual Breaches which have resulted in Damages above the De Minimis Amount exceeds €100,000 (the “Deductible Amount”), in which case only the excess amount shall be recoverable (Freibetrag);

(C) Except for any one or more Breach constituting fraud, for any Damages resulting from a Breach of the Management Stockholders’ representations and warranties under this Agreement, the Management Stockholders shall be severally (and not jointly and severally) liable pro-rata to the proportion of their respective shareholding in Algatec after the Second Closing Date, and

(D) absent fraud, the Management Stockholders’ aggregate liability for Breaches of their representations and warranties, under this Agreement, shall be limited to a maximum amount of € 800,000 and the individual liability of Freud and Malik shall be limited (in each case) to €150,000 and the individual liability of Ruschke and Jank shall be limited (in each case) to € 250,000.

“Damages” shall mean all actual damages (within the meaning of Sections 249 et seq. of the German Civil Code (BGB)) incurred, excluding (i) any potential or actual reduction in value (Minderung) of the Company or the respective Subsidiary (as the case may be) beyond the actual damage incurred, (ii) any indirect or consequential damages (Folgeschäden), (iii) any lost profits (entgangener Gewinn) which are suffered solely on the level of the Partnership, (iv) any internal administration and overhead costs.

c. Survival of Covenants. The covenants and agreements of the Partnership and the Management Stockholders to be performed on or before the First Closing Date and the Second Closing Date shall survive until the expiry of the applicable statutory limitation period. The post-closing covenants and agreements of the Parties set forth in Section 9 of this Agreement shall survive for a period of 10 years after the First Closing Date.

d. Procedure for Indemnification. If a claim is to be made against any or all of the Management Stockholders, the Partnership shall give notice to the Management Stockholders of such claim. In the event that the Management Stockholders object in writing to any claim for Damages, the Indemnified Party and such Indemnifying Parties shall attempt in good faith to resolve the dispute.

e. Remedies. Except as set forth below, the remedies which the Partnership may have against the Management Stockholders for Breaches of their representations and warranties shall solely be governed by this Agreement and shall be the exclusive remedies available to the Partnership. To the extent permitted by law, any further claims and remedies other than those explicitly provided for in this Agreement, irrespective of their nature, amount or legal basis, are hereby expressly waived and excluded. Without limiting the generality of the preceding sentence, any right of the Partnership to withdraw (Rücktritt) from this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis (e.g., by way of großer Schadenersatz), any claims for breach of pre-contractual obligations (culpa in contrahendo), or ancillary obligations (positive Forderungsverletzung), except claims for willful deceit (arglistige Täuschung), are hereby expressly excluded and waived by the Partnership; this shall not apply to any rights and remedies for fraud or willful misconduct (Vorsatz). In the event that any Party shall breach or fail to perform any material covenant and agreement on its part to be performed following the Second Closing Date, the non-breaching party shall have the right (but not the obligation) to apply to any court of competent jurisdiction for an injunction or other equitable remedies that such court may deem proper, including, without limitation, an order compelling the breaching Party or Parties to perform such covenants or agreements.

11. Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Republic of Germany. Each of the parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the Republic of Germany, located in Frankfurt, Germany with respect to any matter relating to this Agreement and performance of the parties’ obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties’ obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the Republic of Germany or in the United States by registered or certified mail to the parties and their representatives at their respective addresses specified herein, provided that a reasonable time, not less than thirty (30) days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules.

12. Miscellaneous.

a. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

b. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

c. Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Party to be charged with enforcement.

d. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email or facsimile transmission, and shall be effective five days after being placed in the mail, if mailed by regular mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by email or facsimile transmission, in each case addressed to a Party. The addresses for such communications shall be:

If to the Management Stockholders:

Algatec Solar AG
Kotschkaer Weg 8
04932 Roederland/OT Prosen
Germany
Attn: Rainer Ruschke, Chief Executive Officer
Office: 011.49.(0) 35 33-48 18 0
Fax:     011.49.(0) 35 33-84 02
Email: ruschke@algatec.com

with copies to:

Dr. Stefan Malik
Tegernseer Beratungs-Service and
Rechenzentrum GmbH
Sudliche Hauptstrasse 23
83700 Rottach-Egern
Germany
Office: 011.49.(0) 8022.2778.20
Fax:     011.49.(0) 8022.2778.44
Email: s.malik@tbs.de

Gregor Klenk, Esquire
Latham & Watkins LLP
Frankfurter Welle
Reuterweg 20
60323 Frankfurt am Main
Tel.:  +49-69-6062 6517
Fax:  +49-69-6062 6700
E-Mail: Gregor.Klenk@lw.com

If to the Trustee:
Roland Richter, Esq.
Rechtsanwalt
Reppiser Strasse 10a
01609 Groditz, Germany
Telephone: (011) 49 35263 68585
Email: info@richter-rechtsanwaelte.de

If to an Partnership:
Algatec Equity Partners, L.P.
c/o Algatec Management LLC
c/o Robert M. Rubin, Manager
445 Central Avenue
Suite 108
Cedarhurst, NY 11516
Office: (516) 417-8454
Cell:     (516) 805-2603
Email: barrypom@yahoo.com

with copies to:
Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, New York 10036
Attn: Stephen A. Weiss, Esq.
Telephone: (212) 751-4300
Facsimile: (212) 751-0928

Each Party shall provide notice to all of the other parties of any change in address.

e. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Permitted Transferees, none of the Parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto, provided that the Partnership shall remain jointly and severally liable together with any Permitted Transferee for the obligations set forth under Section 4 above.

f. Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto, the Partnership and their respective Permitted Transferees, successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

g. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

h. Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. This Agreement, once executed by a Party, may be delivered to the other Party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement and such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof..

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IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be duly executed as of the date and year first above written.

ALGATEC:

ALGATEC SOLAR AG

By:	/s/ Rainer Ruschke
Name: Rainer Ruschke
Title: Chairman and CEO

MANAGEMENT STOCKHOLDERS:

/s/ Rainer Ruschke
Name: Rainer Ruschke

/s/ Ullrich Jank
Name: Ullrich Jank

/s/ Dr. Stefan Malik
Name: Dr. Stefan Malik

/s/ Andre Freud
Name: Andre Freud

THE TRUSTEE:

/s/ Roland Richter
Name: Roland Richter, Esquire

THE PARTNERSHIP:

ALGATEC EQUITY PARTNERS, L.P.
By:	Algatec Management LLC
General Partner

By:	/s/ Robert M. Rubin
Robert M. Rubin, Manager